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                                                                   Exhibit 10.19


                                PROQUEST COMPANY

                             FINANCE CODE OF ETHICS

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                             FINANCE CODE OF ETHICS

        Our Shared Beliefs and Values

        CULTURE

                .   Customer Focus      .   Innovation

                .   Teamwork            .   Agility

                .   Openness

        PERFORMANCE

                .   Quality             .   Speed

                .   Excellence          .   Profitability

                .   Responsibility

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                                TABLE OF CONTENTS

I.       General Principles and Applicability................         1

II.      Dealing with Government Officials...................         1
         1.  Political Contributions.........................         1
         2.  Payments or Loans...............................         2

III.     Conflict of Interest Issues.........................         2
         1.  Relationships with Suppliers, Publishers,
             Customers and Other Business Partners...........         2
         2.  Outside Activities..............................         4
         3.  Share Ownership.................................         5
         4.  Representing ProQuest Company...................         5

IV.      Internal Control....................................         5
         1.  Protection of Assets and Information............         5
         2.  Internal Control Systems/Reports/Records........         6
         3.  Confidentiality of Undisclosed Information......         6

V.       Quality.............................................         7

VI.      Respect for Associates and Business Partners........         7

VII.     Protection of the Environment.......................         7

VIII.    Relationships with Competitors and Business Partners         7

IX.      Dealing with Foreign Trade Governments and
         Customers - International Trade Laws................         8

X.       Comply with the Code................................         9
         1.  Questions about the Code........................         9
         2.  Sanctions   ....................................        10

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I.      General Principles and Applicability

        YOUR RESPONSIBILITY

        Each Finance associate has a responsibility to be familiar with and comply with the detail and spirit of the Finance Code of Ethics and other Company policies and guidelines. Also, where applicable, compliance is required with employment contracts, work place rules and standards of conduct.

        Protecting ProQuest Company's reputation means abiding by the Code of Ethics around the clock. Even off the job, you are perceived by others as a representative of ProQuest Company.

        It is also important that you encourage other associates to uphold this Code of Ethics and cooperate with the Company in enforcing its provisions. The reputation and viability of ProQuest Company may be at stake.

        SCOPE OF APPLICATION

        The nature of some of the Company's objectives may require standards of conduct more specific than those set forth in this Code of Ethics. In those cases, supplemental standards for certain business units, regions or individual operations may be developed in cooperation with Human Resources.

        COMPLY WITH THE LAW

        The basic policy underlying this Code of Ethics is the Company's commitment to conduct its business in full compliance with applicable law. Associates are responsible for understanding and conforming their conduct to the legal requirements relevant to their jobs and communicating this standard to those they supervise.

II.     DEALING WITH GOVERNMENT OFFICIALS

        1.      POLITICAL CONTRIBUTIONS

        Payments, gifts, loans, or services provided by ProQuest Company or its subsidiaries to any political party or committee or a candidate for, or a holder of, a political office are permitted

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        only if in compliance with applicable law, local policy and approved in advance by ProQuest Company Board of Directors in the annual budget as part of the operating plan.

        2.      PAYMENTS OR LOANS

        Payments or loans of corporate, subsidiary or personal funds or transfers of anything else of value to a government official or associate for the purpose of obtaining, retaining or directing business to ProQuest Company or any of its subsidiaries or affiliates or other persons are prohibited.

III.    CONFLICT OF INTEREST ISSUES

        1. RELATIONSHIP WITH SUPPLIERS, PUBLISHERS, CUSTOMERS AND OTHER BUSINESS PARTNERS

        Associates must avoid personal interests or financial activities that conflict, or appear to conflict, with ProQuest Company's interests or that influence, or appear to influence, their judgment or actions in performing their duties as associates. In particular, associates must comply with the following guidelines dealing with gifts, meals, entertainment, and other benefits from business partners:

                a) ProQuest Company associates should never request or solicit offers for entertainment, meals, gifts or other gratuities, or personal services or favors from business partners.

                b) Business meals as the guest of a business partner may be accepted if they are offered voluntarily, have a legitimate business purpose and are an integral part of the work agenda (e.g., lunch during a seminar or meeting, cocktail reception following meetings or dinner incorporated into a continuing work period). Associates have a responsibility to review with their supervisors on an ongoing basis about the frequency and nature of meals and entertainment paid for by business partners.

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                c)      Travel and overnight accommodations paid for by a
                        business partner are not allowed. Exceptions are permitted for business travel in a business partner's plane with the prior approval of an immediate supervisor and at least a vice president. If a business partner pays for accommodations or provides "in-house" accommodations, you should determine the fair value, make appropriate payment to the business partner, and arrange for reimbursement via your expense report.

                d) Attendance at sports events and activities, shows or other appropriate entertainment or social activities as the guest of the same business partner is not allowed more than three times a year. A representative of the hosting company must be present.

                e) If associates use ProQuest Company suppliers, publishers or customers to provide goods or perform services of a personal nature, fair-market value must be paid for the goods or services, and the payment must be documented.

                f) Solicitation or acceptance of personal finance assistance of any kind from a supplier, publisher or customer, other than a financial institution in the ordinary course of its business, is prohibited.

                g) Sponsorship by a supplier, publisher or other customer of ProQuest Company events, of birthday, retirement or other company parties is not allowed. Similarly, neither an associate nor an associate on behalf of the company should solicit or accept supplier participation in associate- or company-sponsored charitable or quasi-charitable endeavors. Such participation could introduce variables other than cost, quality and delivery into the supplier-selection process.

                h) Associates may take advantage of discounts and other promotions offered by ProQuest Company suppliers, publishers or customers, provided such discounts are available to all ProQuest Company associate. Discounts that have been solicited or

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                        bargained for in connection with obtaining or providing
                        goods or services on behalf of ProQuest Company or that are only offered to a limited group of associates are prohibited.

                i) Associates and their families should never solicit gifts or accept other personal benefits from ProQuest Company suppliers, publishers or other customers. Promotional material and other items of value up to U. S. $50 or less may be accepted if made voluntarily and there is no reasonable likelihood the gifts will influence your judgment or actions performing your duties. Benefits received in the normal course of suppliers discount programs, i.e., GM Supplier discounts, airline mileage awards, are excluded from this provision. Gifts above this value should not be accepted and the giver should be advised of ProQuest Company policy.

        If you have questions (e.g., in an international setting where rejection of the gift would be considered culturally discourteous) you should review the matter with your supervisor, the contact referred to in
        Section X.

        2.      OUTSIDE ACTIVITIES

        Associates may not serve on boards of directors of companies operated for profit without ProQuest Company's approval.

        Associates may not engage in recurring private business activities that interfere with their ProQuest Company duties and may not, without prior approval, work or otherwise perform services for hire for business partners or competitors.

        In their personal capacities, associates may participate in community, government, educational and civic organizations and may serve on the boards of directors of private clubs, educational institutions, charities and hospitals, provided that such participation or service does not interfere with their duties as ProQuest Company associates.

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        3.      SHARE OWNERSHIP

        ProQuest Company associates and their immediate family members may not hold directly or indirectly, any undisclosed share ownership interest in excess of 1% in their business partners or other concerns having current or proposed business relationships with ProQuest Company.

        4.      REPRESENTING PROQUEST COMPANY

        Associates who participate in or serve on the boards of community, government, educational, civic or other non-profit organizations as representatives of the Company must obtain prior approval from the authority level established by the business unit.

        Members of the ProQuest Company management are periodically asked by outside concerns to participate in interviews, give speeches or write articles expressing the views of the company or discussing its activities. You should ensure that both the occasion and content of any interview, speech or article have been approved by your manager, are consistent with the Company's interests and programs, and have received the concurrence of Investor Relations, similar to the process used for issuing a Press Release. Any honorariums, fees, expense reimbursements or other remuneration associated with these activities are to be paid or made payable to ProQuest Company. Any exceptions require prior approval by director level or above.

IV.     INTERNAL CONTROL

        1.      PROTECTION OF ASSETS AND INFORMATION

        Associates have a responsibility to protect ProQuest Company property against loss, theft, abuse and unauthorized use, access or disposal. Associates may use Company assets only for purposes related to their ProQuest Company job responsibilities.

        Confidential information (nonpublic information about the Company or its products) is to be held in strict confidence during, as well as after, an associate's term of employment.

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        Associates must follow the Company's use, access and security guidelines for software and information technology, e-mail, inter-/intra-/extra-net and voice mail systems. Moreover, personal data protection rights, where applicable, must be strictly observed.

        2.      INTERNAL CONTROL SYSTEMS/REPORTS/RECORDS

        ProQuest Company's policy is to maintain effective internal control systems to ensure compliance with laws and corporate policies, protect and prevent misuse of Company assets, and assure appropriate authorization for Company transactions and other corporate activities.

        The Company prepares external reports that fulfill all relevant international business and legal requirements, including financial statements that fairly present the Company's financial position.

        To achieve this standard, associates are expected to maintain accurate and complete internal records of all company business activities and arrange for appropriate authorization and documentation of transactions and commitments with business partners. In particular, associates are required to report business expenses in an accurate and timely manner.

        Company records are the sole property of ProQuest and should be created and maintained in a manner consistent with applicable policies.

        3.      CONFIDENTIALITY OF UNDISCLOSED INFORMATION

        The Company's policy is to disclose important information about its business in accordance with applicable securities laws and stock exchange guidelines, with the objective of promoting an orderly market for its publicly traded securities.

        This policy depends on maintaining the confidentiality of undisclosed information about the Company that might be considered material, inside information - information that could reasonably be expected to affect the price of such securities - before its public dissemination. It is a violation of applicable securities laws, and of the Company's policy, to buy or sell the Company's publicly traded securities or those of its business

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        partners while in possession of material, inside information or to disclose such information to others.

V.      QUALITY

        ProQuest Company's commitment to quality and quality-improvement processes is essential to its growth and prosperity. You should strive to exceed customer expectations, both internal and external, and continuously improve the quality of our products and services.

VI.     RESPECT FOR ASSOCIATES AND BUSINESS PARTNERS

        ProQuest Company expects all of its associates (and associates of its suppliers, publishers and other business partners) to be treated with dignity, their rights respected and their privacy maintained. This applies to all associates regardless of age, disability, national origin, race, religion, sex or sexual orientation. The Company does not tolerate discrimination, harassment of, or retaliation against, any person in the workplace, and is committed to maintaining safe and healthy working conditions for its associates.

VII.    PROTECTION OF THE ENVIRONMENT

        ProQuest Company is responsible for and dedicated to protecting and maintaining the environment for current and future generations and to complying with all applicable environmental laws and regulations. The Company expects and encourages the active support and participation of its associates in pursuing new product and manufacturing technologies that promote resource conservation, facilitate recycling, eliminate pollution, and preserve the natural environment.

VIII.   RELATIONSHIPS WITH COMPETITORS AND BUSINESS PARTNERS

        ProQuest Company is committed to complying fully with all applicable antitrust trade laws and related laws pertaining to fair pricing, fair competition and consumer protection. These laws regulate ProQuest Company's relations with its competitors,

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        suppliers and publishers, distributors and retail customers. They generally prohibit agreements and other activities that fix or coordinate prices or price formulas, divide sales territories or customers, or unreasonably restrict free and open competition. They also restrict the Company's ability to share proprietary or competitively sensitive information and to deal exclusively with suppliers or other business partners. These laws establish requirements for consumer disclosures and the resolution of customer issues.

        Antitrust and trade laws are complex and affect all aspects of ProQuest Company's domestic and international business activities. The penalties for noncompliance can be severe. If you have questions about how these laws relate to your job responsibilities, you should contact Kevin Gregory, Senior Vice President and Chief Financial Officer.

        In collecting information about its business partners and competitors, ProQuest Company utilizes all legitimate sources, but avoids any actions that are illegal or could cause liability to the Company.

IX.     DEALING WITH FOREIGN GOVERNMENTS AND CUSTOMERS - INTERNATIONAL TRADE
        LAWS

        ProQuest Company is committed to complying fully with anti-bribery, export control, customs and anti-boycott laws. These international trade laws affect all aspects of ProQuest Company's global enterprise and its associates.

        Anti-bribery laws prohibit providing, directly or indirectly, anything of value not only to domestic, but also to foreign governmental, political or military officials or representatives of international organizations (such as the United Nations and the World Bank) to obtain or retain business or to gain an unfair advantage. These laws also impose record keeping and internal accounting and control requirements that, like ProQuest Company's own accounting and internal control policies, are designed to ensure ethics and accuracy in the recording and reporting of all business transactions.

        Export control and customs laws regulate where and how ProQuest Company may sell goods, technology or exchange information. In some cases, these laws may prohibit doing

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        business with certain countries, or impose requirements for licenses before goods or technology may be exported or exchanged. Customs laws require accurate documentation and proper reporting and valuation of goods.

        Anti-boycott laws may prohibit participation in foreign boycotts and limit disclosure of information about business activities and personnel, and may require the reporting of certain types of requests for information or participation of boycotts.

        International trade laws are complex. The penalties for non-compliance can be severe and could include personal liability and imprisonment. In addition, compliance with various ProQuest Company internal regulations and procedures on international trade is also essential to maintaining ProQuest Company's worldwide reputation.

        If you have questions about how these laws and directives relate to your job responsibilities, you should contact Kevin Gregory, Senior Vice President and Chief Financial Officer.

X.      COMPLY WITH THE CODE

        1.      QUESTIONS ABOUT THE CODE

        Questions about the ProQuest Company Code of Ethics or other business ethics situations may arise from time to time. If you are unsure about the right thing to do, discuss it with your supervisor. Your question may also be answered by referring to [the Code of Ethics intranet site] or by contacting your local Human Resources representative. If these alternatives do not work well, you may contact (on a confidential basis if you prefer):

                Kevin Gregory, Sr. VP & CFO

                Phone:      734-997-4925
                Fax:        734-997-4356
                E-mail:     Kevin.gregory@proquest.com

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        2.      SANCTIONS

        Violations of this Code of Ethics or any other ProQuest Company policy, guideline or procedure may result in disciplinary action, up to and including discharge, and legal proceedings.

        Supervisors in various finance organizations of the ProQuest Company have the responsibility to make sure that all associates are familiar with the contents of the Code of Ethics and that they comply with the rules. Failure to fulfill these responsibilities may also subject a supervisor to disciplinary action and legal consequences.

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